FOR FURTHER INFORMATION AT THE COMPANY:
Karen J. Dearing
Chief Financial Officer
(248) 208-2500

SUN COMMUNITIES, INC. (SUI) ANNOUNCES INTENT TO INCREASE DISTRIBUTIONS AND PROVIDES 2014 GUIDANCE

Southfield, MI, January 23, 2014 - Sun Communities, Inc. (NYSE:SUI) (the “Company”), a real estate investment trust (“REIT”) that owns and operates manufactured housing and recreational vehicle communities, today announced its Board of Directors has approved setting the 2014 target annual distribution rate at $2.60 per common share, an increase of $0.08 over the current $2.52 per common share for 2013. This increase will begin with the 2014 first quarter distribution that the Company expects to be declared in March and paid in April. While the Board of Directors has adopted the new annual distribution rate policy, the amount of each quarterly distribution on the Company’s common stock will be subject to approval by the Board of Directors.

2014 Guidance

The Company anticipates FFO(1) per diluted share and operating partnership unit (“Share”) for the full year 2014 will range from $3.52 to $3.62 per Share, indicating FFO(1) growth of 9.7% to 12.8% when compared to the midpoint of guidance for 2013.

Revenues and expenses contain a component of seasonality; therefore, FFO(1) per Share is not earned evenly throughout the year. The Company expects 26% of estimated FFO(1) to be earned in the first quarter, and 22.5% , 27.5% and 24% of estimated FFO(1) to be earned in the second, third and fourth quarters, respectively.

FFO(1) guidance for the first quarter of 2014 is $0.92-$0.94 per Share.

The Company's guidance is based on several key variables and assumptions, which are summarized below.

•	Rent Increase: The weighted average site rental increase for the total portfolio is expected to be 3.2%.

•
Occupancy: Revenue producing sites in the Company's total portfolio are expected to increase by approximately 1,900 sites. Excluding vacant newly completed expansion sites, total portfolio occupancy is expected to be approximately 92% at December 31, 2014.

•
Recreational Vehicle Revenue: Revenue from the Company's recreational vehicle communities contains a component of transient revenue from guest stays that are other than a full year or full season. Transient revenue is expected to be approximately $26.7 million and is expected to be earned 30%, 18.5%, 37.5%, 14% in the first, second, third and fourth quarters, respectively.

•
Same Site Portfolio: At the midpoint of guidance the Company's same property portfolio of 173 communities is expected to generate revenue growth of approximately 5.9% and property and operating expense growth of 3.2% resulting in NOI (2) growth of approximately 7.1%. Revenue producing sites are expected to increase by approximately 1,790 sites in the Company's same site portfolio.

SAME SITE PORTFOLIO (173 communities)	2013	Forecasted	Forecasted 2014
(amounts in millions)	Forecast	% Growth	Midpoint
REVENUES:
Revenue- annual and seasonal	$255.3	6.0%	$270.6
Revenue- transient	12.2	9.8%	13.4
Other income	14.4	0.7%	14.5
Total revenue	281.9	5.9%	298.5

PROPERTY OPERATING EXPENSES:
Real estate tax	21.8	4.0%	22.7
Property operating and maintenance *	62.9	2.9%	64.7
Total operating expense	84.7	3.2%	87.4

NOI (2) from Real Property	$197.2	7.1%	$211.1

* The foregoing table nets $19.3 million of utility revenue against the related utility expense in property operating and maintenance expense.

•	Acquisition Portfolio: Information pertaining to the 17 properties excluded from the Company's same site portfolio is presented in the table below.

ACQUISITION PORTFOLIO (17 communities)	Forecasted 2014
(amounts in millions)	Midpoint
REVENUES:
Revenue- annual and seasonal	$10.6
Revenue- transient	13.3
Other income	1.9
Total revenue	25.8

PROPERTY OPERATING EXPENSES:
Real estate tax	1.4
Property operating and maintenance	11.4
Total operating expense	12.8

NOI (2) from Real Property	$13.0

•
Home Sales: The Company expects to sell approximately 2,200 homes, an increase of 14% over 2013. The budgeted average gross profit per home sale is $6,250. Total home sales include the sale of 1,100 rental homes which will convert approximately 11% of the Company's renters to owners.

•
Rental Home Program: Guidance assumes an increase of approximately 770 occupied rental units. Approximately 54% of these additions are expected to be in communities acquired or expanded in the past two years.

RENTAL PROGRAM	2013	Forecasted	Forecasted 2014
(amounts in millions)	Forecast	% Growth	Midpoint
Rental home revenues	$30.2	18.2%	$35.7
Rental home operating and maintenance	17.8	11.9%	19.9
NOI (2) from Real Property	$12.4	27.3%	$15.8

•
Recurring Capital Expenditures: The Company expects recurring capital expenditures to approximate $11.5 million ($165 per developed site) for 2014, or about $0.29 per Share. Using the midpoint of earnings guidance and after consideration of recurring capital expenditures, the payout ratio is expected to be approximately 79.3% when compared to an annual distribution rate of $2.60 per Share.

•
General and Administrative Expenses-real property: These expenses are estimated at $29.0-$30.0 million. The increase in expense is primarily a result of an increase in payroll costs due to staffing increases, an increase in deferred compensation amortization related to recent restricted stock awards and an increase in software licensing. The Company is also investing in technological efficiencies to further streamline its processes and anticipates limited additional personnel necessary to administer the business, as it expects to continue to acquire properties in 2014.

•	Debt: Mortgage debt maturities in 2014 are $11.5 million. The Company's Debt to EBITDA(3) multiple is projected to approximate 6.9X at year end.

•
Expansions: The Company continues to expand communities that are near 95% occupied and which continue to exhibit strong demand. Guidance includes the expansion of five communities in Texas and one community in Colorado, which are expected to add approximately 765 developed sites by year end. The expansions have an estimated fill rate of six to eight sites per month.

•
Acquisitions: Since November 21, 2013, the Company has acquired four recreational vehicle communities and one manufactured housing community for an aggregate purchase price of approximately $86.1 million. The recreational vehicle communities are located in New York, California (2) and Maryland and the manufactured housing community is located in Michigan. Guidance includes these completed acquisitions but no prospective acquisitions. The Company continues to evaluate additional acquisition opportunities.

The estimates and assumptions presented above represent the mid-point of a range of possible outcomes and may differ materially from actual results. The estimates and assumptions are forward looking based on the Company's current assessment of economic and market conditions, as well as other risks outlined below under the caption “Forward-Looking Statements.”

Sun Communities, Inc. is a REIT that currently owns and operates a portfolio of 190 communities comprising approximately 69,800 developed sites.

For more information about Sun Communities, Inc. visit our website at www.suncommunities.com

(1)
Funds from operations (“FFO”) is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income (loss) (computed in accordance with generally accepted accounting principles “GAAP”), excluding gains (or losses) from sales of depreciable operating property, plus real estate-related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO is a non-GAAP financial measure that management believes is a useful supplemental measure of the Company's operating performance. Management generally considers FFO to be a useful measure for reviewing comparative operating and financial performance because, by excluding gains and losses related to sales of previously depreciated operating real estate assets, impairment and excluding real estate asset depreciation and amortization (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates and operating costs, providing perspective not readily apparent from net loss. Management believes that the use of FFO has been beneficial in improving the understanding of operating results of REITs among the investing public and making comparisons of REIT operating results more meaningful. FFO is computed in accordance with the Company's interpretation of standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company.

Because FFO excludes significant economic components of net income (loss) including depreciation and amortization, FFO should be used as an adjunct to net income (loss) and not as an alternative to net income (loss). The principal limitation of FFO is that it does not represent cash flow from operations as defined by GAAP and is a supplemental measure of performance that does not replace net income (loss) as a measure of performance or net cash provided by operating activities as a measure of liquidity. In addition, FFO is not intended as a measure of a REIT's ability to meet debt principal repayments and other cash requirements, nor as a measure of working capital. FFO only provides investors with an additional performance measure.

(2)
Investors in and analysts following the real estate industry utilize NOI as a supplemental performance measure. NOI is derived from revenues minus property operating expenses and real estate taxes. NOI does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income (loss) (determined in accordance with GAAP) as an indication of the Company's financial performance or to be an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity; nor is it indicative of funds available for the Company's cash needs, including its ability to make cash distributions. The Company believes that net income (loss) is the most directly comparable GAAP measurement to NOI. Net income (loss) includes interest and depreciation and amortization which often have no effect on the market value of a property and therefore limit its use as a performance measure. In addition, such expenses are often incurred at a parent company level and therefore are not necessarily linked to the performance of a real estate asset. The Company believes that NOI is helpful to investors as a measure of operating performance because it is an indicator of the return on property investment, and provides a method of comparing property performance over time. The Company uses NOI as a key management tool when evaluating performance and growth of particular properties and/or groups of properties. The principal limitation of NOI is that it excludes depreciation, amortization, interest expense, and non-property specific expenses such as general and administrative expenses, all of which are significant costs, and therefore, NOI is a measure of the operating performance of the properties of the Company rather than of the Company overall.

(3)	EBITDA is defined as NOI plus other income, plus (minus) equity earnings (loss) from affiliates, minus general and administrative expenses. EBITDA includes EBITDA from discontinued operations.

Forward Looking Statements
This press release contains various “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the Company intends that such forward-looking statements will be subject to the safe harbors created thereby. Forward-looking statements can be identified by words such as “will,” “may,” “could,” “expect,” “anticipate,” “believes,” “intends,” “should,” “plans,” “estimates,” “approximate”, “guidance” and similar expressions in this press release that predict or indicate future events and trends and that do not report historical matters.

These forward-looking statements reflect the Company’s current views with respect to future events and financial performance, but involve known and unknown risks, uncertainties, and other factors, some of which are beyond our control. These risks, uncertainties, and other factors may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include national, regional and local economic climates, the ability to maintain rental rates and occupancy levels, competitive market forces, changes in market rates of interest, the ability of manufactured home buyers to obtain financing, the level of repossessions by manufactured home lenders and those risks and uncertainties referenced under the headings entitled “Risk Factors” contained in our 2012 Annual Report, and the Company’s other periodic filings with the Securities and Exchange Commission.

The forward-looking statements contained in this press release speak only as of the date hereof and the Company expressly disclaims any obligation to provide public updates, revisions or amendments to any forward- looking statements made herein to reflect changes in the Company’s assumptions, expectations of future events, or trends.